Exhibit 10.50
Con-way Inc.
Executive Incentive Plan
(Effective January 1, 2009)

Con-way Inc.
Executive Incentive Plan
(Effective January 1, 2009)

1.	Purpose; EIP; Administration; Claims.
(a)	Purpose. This purpose of this Con-way Inc. Executive Incentive Plan (the “XIP”) is to advance the interests of the Company and its shareholders by providing certain of its Executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals.

(b)	The EIP. Section 12 of the EIP (defined below) authorizes the Committee to grant Awards pursuant to the Annual Incentive Compensation Program in the form of Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the EIP. The XIP applies to Executives selected as Participants and, for those Executives, the XIP implements Section 12 of the EIP. The XIP is subject to the applicable terms and provisions of the EIP, as amended from time to time, including without limitation (i) Section 3 (Administration), (ii) Section 4 (Eligibility), (iii) Section 12 (Annual Incentive Compensation Program), (iv) Section 13 (Other Stock-Based or Cash-Based Awards), (v) Section 15 (Claims Procedures), and (vi) Section 16 (General Provisions), but excluding Section 14 (Change in Control Provisions). Terms used herein without definition shall have the meanings given to them in the EIP.

(c)	Administration. The XIP is administered by the Committee, pursuant to authority specified in Section 3 of the EIP. The Committee has delegated certain administrative authority to the CEO, as described in this XIP.

(d)	Claims. In the event that any person believes that she or he is not receiving the full benefits to which she or he is entitled under the XIP, such person may file a claim pursuant to the claims procedures set forth in Section 15 of the EIP
2.	Definitions.

For Purposes of the XIP, the following terms shall be defined as set forth below:

“Active Full-Time Employee” means an employee who (i) is actively employed as an Employee by the Company, a Business Unit or an Affiliate or (ii) is on an authorized medical, disability or other leave from the Company, a Business Unit or an Affiliate.

“Affiliate” is defined in Section 2 of the EIP and, for purposes of this XIP, includes a Subsidiary as defined in Section 2 of the EIP.

“Annual Compensation” means, for any Participant in any calendar year, the Participant’s base salary paid during the calendar year (as included in the employee’s W-2 for that calendar year or, in the case of international employees, the required tax year reporting documentation). Annual Compensation does not include any other form of compensation, including, for example, special bonus payments or any other special compensation, payments under short and long term disability plans, in-service withdrawals of deferred compensation, or any other compensation. To the extent that a Participant elects to defer any portion of annual base salary, Annual Compensation is computed without regard to such deferral.

“Award” is defined in Section 2 of the EIP but for purposes of this XIP shall be limited to an Other Cash-Based Award granted hereunder.

“Award Payout” means the amount, if any, that is paid to a Participant as determined pursuant to Section 6 of this XIP.

“Board” is defined in Section 2 of the EIP.

“Business Unit” means (i) the Company, (ii) an Affiliate, and (iii) a division of the Company or an Affiliate. The term “Business Unit” is also defined in Section 2 of the EIP, but that definition does not apply to the XIP.

“CEO” means the Company’s Chief Executive Officer.

“Committee” is defined in Section 2 of the EIP.

“Company” means Con-way Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Covered Employee” is defined in Section 2 of the EIP.

“Designated Executives” means the following Executives: the CEO, the Section 16 Officers and each non-Section 16 Officer who reports directly to the CEO.

“Effective Date” is defined in Section 10 of this XIP.

“EICP” is defined in Section 4(f) of this XIP.

“EIP” means the shareholder-approved Con-way Inc. 2006 Equity and Incentive Plan, as amended from time to time, or any successor plan.

“Employee” means any employee of the Company, a Business Unit or an Affiliate. Under no circumstances shall an individual who performs services for the Company, a Business Unit or an Affiliate, but who is not classified on the payroll of such entity as an employee (for example, an individual performing services for the Company, a Business Unit or an Affiliate pursuant to a leasing or consulting agreement), be treated as an Employee even if such individual qualifies as an “employee” of such entity by virtue of common law principles or the leased employee rules under Code section 414(n). Further, if an individual performing services for the Company, a Business Unit or an Affiliate is retroactively classified as an employee of such entity for any reason (whether pursuant to a court order, settlement negotiation, arbitration, mediation, government agency reclassification or otherwise), such reclassified individual shall not be treated as an Employee for purposes of the XIP for any period prior to the actual date (and not the effective date) of such reclassification. Directors who are classified as employees on the payroll of the Company, a Business Unit or an Affiliate shall be considered Employees for XIP purposes.

“Employer” means, as to any Participant, the Company or Affiliate of the Company that employs the Participant.

“Executive” means an Employee who occupies a position that has been classified within the Company’s executive-level salary grade structure.

“Incentive Performance Goal” means a Performance Goal established by the Committee to apply to an Award, pursuant to Section 4 of this XIP. .

“Maximum Payment Goal” means the amount or percentage of an Incentive Performance Goal that, with respect to that Incentive Performance Goal, must be achieved to produce an Award Payout equal to 200% of the Target Payment Goal.

“Minimum Payment Goal” means the amount or percentage of an Incentive Performance Goal that, with respect to that Incentive Performance Goal, must be achieved in order to have the first dollar of an Award Payout become payable.

“Participant” means an Executive who, pursuant to Section 3 of this XIP, has been designated by the Committee or its delegate to receive an Award with respect to a given calendar year. Participants are also Grantees, as that term is defined in Section 2 of the EIP.

“Participation Percentage” means the percentage of Annual Compensation assigned to a Participant for purposes of this XIP, pursuant to Section 4.

“Performance Goal” has the meaning given to that term in the EIP.

“Plan Administrator” means the Committee or any person or persons to whom the Committee delegates its authority or any portion thereof.

“Section 16 Officer” means a Company officer who is required to comply with Section 16 of the Securities Exchange Act of 1934, as of the relevant date specified in this XIP.

“Target Payment Goal” means the amount or percentage of an Incentive Performance Goal that, with respect to that Incentive Performance Goal, must be achieved to have an Award Payout equal to a Participant’s Annual Compensation times the Participant’s Participation Percentage.

“XIP” means this Con-way Inc. Executive Incentive Plan, as amended from time to time.

3.	Eligibility.
(a)	Designation. Unless the Committee determines otherwise, all Executives employed by the Company and its Business Units and Affiliates as of January 1 of a calendar year (other than Executives who receive an award under the EICP for that calendar year) shall be eligible to participate in the XIP for that calendar year. In addition, all Executive-level Employees who first become Executives, through hire or promotion, during a calendar year, and executives who transfer between Business Units as contemplated by Section 4 of this XIP, shall be eligible to participate in the XIP unless the CEO determines otherwise. The Company shall maintain in its records a list of Participants designated by the Committee, or by the CEO, for each Business Unit for each calendar year.

(b)	Other Eligibility Requirements; Commencement and Cessation of Participation. Unless otherwise determined by the Plan Administrator, Participants must be Active Full-Time Employees. Executives eligible to participate in the XIP as of January 1 of a calendar year shall commence participation on that date. Employees who first become Executives, through hire or promotion, during a calendar year, and who as a result of such hire or promotion become eligible to participate in the XIP, shall commence participation at the beginning of their first full week of employment as an Executive. Except as otherwise provided in Section 5, a Participant who ceases to serve as an Executive during a calendar year shall no longer be eligible to participate in this XIP effective on the date that he or she ceases to serve as an Executive.
4.	Establishment of Awards.
(a)	Awards. For each calendar year during the term of this XIP, each Executive who is a Participant during that calendar year shall receive an Award hereunder, on the terms and subject to the conditions hereof.

(b)	Incentive Performance Goals. For each calendar year, and not later than ninety (90) days following the commencement of that calendar year, the Committee shall, for each of the Participants who are Designated Executives during that calendar year, and the CEO shall, for each of the other Participants, establish one or more Incentive Performance Goal(s) to apply to the Participant’s Award. In establishing the Participant’s Award, the Committee or CEO, as the case may be, shall: (A) assign one or more Incentive Performance Goals to apply to the Participant’s Award, (B) establish a percentage goal weight for each assigned Incentive Performance Goal and (C) designate whether the Participant’s Award Payout is to be based in whole or in part upon the performance of the Business Unit in which the Participant is employed or one or more other Business Units. The terms and conditions applicable to Participants for a calendar year need not be identical, even within Business Units. The percentage goal weights for the Incentive Performance Goals assigned to a Participant shall add to 100%.

Incentive Performance Goals established under this XIP may include any goal that falls within the definition of Performance Goal in the EIP. Subject to the requirement set forth in the preceding sentence, possible Incentive Performance Goals may include, but are not limited to, the following:
•	earnings before interest and taxes

•	other profit measures

•	cash flow

•	sales or revenues

•	return on equity, assets, capital or investment

•	earnings or book value per share

•	operating or administrative expense in the absolute or as a percent of revenue

•	working capital

•	accounts receivable goal

•	days sales outstanding

•	(gross) contribution margin

•	safety (accidents)

•	operational efficiency factors (e.g., shipments per paid claim, dollars per paid claim, reship percentage, trailer efficiency, fuel efficiency, etc.)
Each Incentive Performance Goal may be determined with respect to the Company or a Business Unit on a consolidated or unconsolidated basis.
(c)	Participation Percentage. Unless otherwise determined by the Plan Administrator, each Participant’s Participation Percentage for each calendar year shall be the Participation Percentage applicable to Executives in the executive level salary grade to which the Participant is assigned at the time the Plan Administrator establishes Incentive Performance Goals for the calendar year. Executives who become Participants in this XIP during the year as provided in Section 3 shall have the same Participation Percentage as other Participants in the same salary grade level. For Participants who are promoted during a calendar year to a salary grade which has been assigned a higher or lower Participation Percentage, such Participant’s Award Payout shall be determined based on the respective amounts of Annual Compensation earned while each Participation Percentage was applicable to such Participant.

(d)	Percentage Achievement. For each calendar year, for each Incentive Performance Goal, the Plan Administrator shall set a Minimum Payment Goal, a Target Payment Goal, and a Maximum Payment Goal and may set intermediate levels and assign intermediate percentage factors to such levels. If the achievement of that Incentive Performance Goal is at or below the Minimum Payment Goal, the percentage achievement shall be zero, and no Award Payout shall be earned or paid with respect to that Incentive Performance Goal. If the achievement of that Incentive Performance Goal is between levels, the percentage achievement shall be earned ratably, determined by straight line interpolation, for accomplishment between the next lower level and the next higher level. If the achievement is above the Maximum Payment Goal, the percentage achievement shall equal 200%. In no event shall any Participant’s total Award Payout (based on all applicable Incentive Performance Goals), exceed an amount equal to 200% of the product of the Participant’s Annual Compensation times the Participant’s Participation Percentage.

(e)	Transfers between Business Units Subject to XIP. If a Participant transfers from one Business Unit to another Business Unit during a calendar year, the Participant’s Award Payout shall be based in part on the performance of each Business Unit that employs the Participant during that calendar year. The Award Payout shall be determined by taking into account, for each such Business Unit, (i) the Annual Compensation earned while employed by that Business Unit; (ii) the achievement of the Incentive Performance Goals applicable to Awards made to Executives employed by that Business Unit, and (iii) the Participation Percentage applicable to Participant while employed by the Business Unit, and the total Award Payout shall be equal to the sum of the Award Payouts determined with respect to each Business Unit..

(f)	EICP; Transfers between Business Units Subject to Different Plans. As of the Effective Date, the Company also maintains the Con-way Executive Incentive Compensation Plan (2008 Restatement) (the “EICP”). Unless otherwise determined by the CEO, no Executive who receives an award under the EICP in any calendar year shall be eligible to be a Participant in or receive an Award under this XIP in the same calendar year, and vice versa.

Notwithstanding the foregoing, if during a calendar year a Participant transfers from one Business Unit whose Executives participate in the EICP to another Business Unit whose Executives participate in this XIP, or vice versa, then the Participant may participate in both the EICP and the XIP during that calendar year. The Participant’s Award Payout under this XIP shall be prorated based on the portion of the calendar year during which the Participant was employed by a Business Unit subject to this XIP, and shall be determined by taking into account, for each such Business Unit, (i) the Annual Compensation earned while employed by that Business Unit; (ii) the achievement of the Incentive Performance Goals applicable to Awards made to Executives employed by that Business Unit, and (iii) the Participation Percentage applicable to Participant while employed by the Business Unit.
5.	Vesting.

Subject to the following exceptions, no Participant shall receive an Award Payout under the XIP unless on the date that the payment is actually made the Participant is then currently (i) employed by the Company or an Affiliate and (ii) a Participant.
(a)	Exception 1. A Participant who is employed by the Company or an Affiliate through December 31 of a calendar year but who subsequently leaves that employment or otherwise becomes ineligible after December 31 but before the sole or final payment is made relating to that calendar year, as provided in Section 7, shall be entitled to receive an Award Payout with respect to such calendar year, unless the Participant is Terminated for Cause or cause is found to exist before payment is made; provided, however, that the acts or omissions that formed the basis for such cause occurred prior to December 31 of the calendar year in which the Award Payout otherwise became vested. As used herein, “Terminated for Cause” means, with respect to any Participant, that the Participant’s employment has been terminated for cause as memorialized in the Company’s human resources information system or other applicable employee recordkeeping system.

(b)	Exception 2. A payment based on the Annual Compensation earned while a Participant was eligible to participate in the calendar year will be made, as provided in Section 7, to (i) a Participant who retires during the calendar year pursuant to the Con-way Pension Plan or the provisions of the Social Security Act and who, at the time of retirement, was a Participant, (ii) the heirs, legatees, administrators or executors of a Participant who dies during the calendar year and who, at the time of death, was a Participant, (iii) a Participant who is placed on an approved leave during the calendar year, in each case unless the Participant is Terminated for Cause or cause is found to exist before payment; provided, and (iv) a Participant who ceases to serve as an Executive during the calendar year but remains an Active Full-Time Employee; provided however, that the acts or omissions that formed the basis for such cause occurred prior to December 31 of the calendar year in which the Award Payout otherwise became vested.
In case of doubt, the Plan Administrator shall determine whether or not cause exists, in its sole discretion, using whatever standard it deems appropriate.
6.	Amount of Award Payout.

Award Payouts. Subject to the other provisions of this XIP, a Participant’s Award Payout for a calendar year shall be equal to the sum of the products of, for each assigned Incentive Performance Goal:
(a)	the Participant’s Annual Compensation, multiplied by

(b)	the Participant’s Participation Percentage, multiplied by

(c)	the percentage achievement of the Incentive Performance Goal, multiplied by

(d)	the percentage goal weight for the Incentive Performance Goal.
7.	Payment of Award.
(a)	Payment. Subject to the other provisions of this Section 7, the Award Payout with respect to a calendar year shall be paid in cash to each Participant as soon as administratively practicable following completion of the annual audit of the Company’s financial statements for that calendar year by the Company’s outside auditors and, for Participants who are Covered Employees, after written certification by the Committee that the Incentive Performance Goal and other material terms of the Award for the calendar year have been satisfied, and the amount of the Award Payout has been finally determined, but in no event later than March 15 of the following calendar year. Participants who retire during the calendar year and who, pursuant to Section 5 above, are entitled to receive Award Payouts for that calendar year will receive the payouts at the same time as other Participants receive their Award Payouts.

With respect to the foregoing Committee certification requirement, approved written minutes of the Committee meeting in which the certification is made shall be treated as written certification.

(b)	Death. In the event of a Participant’s death, the Award Payout payable in paragraph (a) above with respect to a Participant for a calendar year shall be paid to the Participant’s Beneficiary. “Beneficiary” means the person or persons designated by the Participant pursuant to a beneficiary designation form properly completed and delivered to the Senior Vice President of Human Resources of the Company. If no such beneficiary designation form is in effect, then the Beneficiary shall be the beneficiary designated by Participant under the Con-way Retirement Savings Plan. In the event the Participant fails to designate a Beneficiary under such plan, then the Participant’s Beneficiary will be the Participant’s estate.

c)	Adjustments. In the event that the Committee determines that (i) the Award Payout payable to one or more Participants for a calendar year has been or is likely to be materially affected as a result of events or circumstances that were unanticipated at the beginning of the calendar year and/or extraordinary in nature and (ii) the goals of the XIP would be frustrated if adjustments were not made to such Award Payouts, then the Committee, in its sole discretion, may make such adjustments applicable to the Performance Goals or to such Award Payouts as it deems appropriate, which adjustments may have the effect of increasing or decreasing the amount of the Award Payouts otherwise payable pursuant to the XIP; provided, however, that if the Committee intends that the deduction for payment of an Award to a Covered Employee not be limited or eliminated by application of Section 162(m) of the Code, then the Committee shall not make any such adjustment which would increase the payment with respect to such Award unless such adjustment is not inconsistent with Section 162(m) of the Code.

(d)	Clawback Provision. In the event that the financial statements of the Company or a Business Unit are restated following the payment of an Award and that restatement would have changed the Award Payout, the following repayment terms apply to those executives who were Section 16 Officers at the time the payment was made:
(i)	In the event a financial statement restatement is required within one year following a payment as a result of errors or omissions, the executives will be required to repay any amounts that are deemed to have been overpaid based on that restatement.

(ii)	In the event a financial statement restatement is required at any time as a result of fraudulent activities, the executives will be required to repay any amounts that are deemed to have been overpaid based on that restatement for an unlimited period of time.
8.	Amendment; Termination.
(a)	Amendment and Termination. Subject to and consistent with the requirements of Section 12 of the EIP, the Committee may amend the XIP at any time by notice to the Participants. No amendment shall reduce a Participant’s right to receive Award Payout finally awarded but unpaid to such Participant at the time of amendment or termination. No Award shall be granted after the XIP’s termination.

(b)	Automatic Termination. The XIP will automatically terminate when the EIP expires or is terminated, and the Committee may terminate the XIP at any earlier time. Notwithstanding the termination of the XIP, the Award Payouts for each calendar year then in progress shall be calculated, and be payable, following the completion of each such calendar year, in accordance with the provisions of Sections 5 and 6.
9.	Code Section 409A Compliance. It is intended that the Awards are either exempt from the requirements of Code section 409A and regulatory guidance issued thereunder or will satisfy such requirements (in form and operation) so that Award Payouts shall not be included in income under Code section 409A and the XIP will be interpreted and construed in a manner that is consistent with such intent.

10.	Effective Date. The effective date of this XIP (“Effective Date”) is January 1, 2009.

Con-way Inc.

By:

Jennifer W. Pileggi
Senior Vice President, General Counsel and Secretary 2009 Con-way Inc. Executive Incentive Plan